Exhibit 10.23

XENETIC BIOSCIENCE INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of this 30th day of April 2012 (the “Effective Date”) by and between Xenetic Bioscience, Inc, a Delaware corporation, having its principal Executive office at ******** (the “Company”), and Henry Hoppe IV, an individual residing at ******** (the “Executive”).

WHEREAS, the Company and the Executive wish to set forth the terms and conditions for the employment of the Executive by the Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties mutually agree as follows:

Section 1. Term and Scope of Employment.

Subject to the terms and conditions of this Agreement, the Company will employ Executive, and Executive will be employed by the Company, as Vice President, Drug Development, reporting to the Chief Executive Officer. Executive will have the responsibilities, duties and authority commensurate with said position. Executive will also perform such other services of an executive nature for the Company as may be reasonably assigned to Executive from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board”).

Section 2. Duties.

During the Period of Employment, Executive shall have supervision and control over and responsibility for the day-to-day research and development of the Company and affairs of those functions and shall have such other powers and duties as may from time to time be prescribed by the Board or the Chief Executive Officer, or other authorized executives, provided that such duties are consistent with Executive’s position or other positions that he may hold with the Company from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company.

Section 3. Compensation.

(a) Salary. In consideration of all of the services rendered by the Executive under the terms of this Agreement, the Company shall pay to the Executive a base salary (“Base Salary”) at the annualized rate of ******** per annum. Executive’s base salary shall be redetermined annually by the Chief Executive Officer and/or the Board on the anniversary of the Effective Date of this Agreement. The Base Salary shall be payable in substantially equal monthly installments.

(b) Annual Bonus. Executive may be eligible to earn an Annual Bonus relating to work conducted during the year prior to the anniversary of the Effective Date, based on the achievement of individual and Company written goals established on an annual basis by the

Chief Executive Officer in conjunction with the Executive. If the Executive meets the applicable goals, is employed by the Company on the annual anniversary of the Effective Date, then the Executive shall be entitled to an Annual Bonus for that year equal to ******** of his then-current Base Salary multiplied by the performance of the company and the Executive’s individual performance as set forth in the written goals, (both set forth as a percentage of the performance with 100% set as the baseline with performance exceeding baseline set forth as greater than 100% and with performance falling below baseline set forth as less than 100%) for the year prior to the anniversary of the Effective Date such Annual Bonus is to be awarded. Any awarded Annual Bonus shall be paid within six (6) weeks following the anniversary of the Effective Date.

(c) Reimbursement of Expenses. The Company will promptly reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.

(d) Fringe Benefits. In addition to any benefits provided by this Agreement, Executive shall be entitled to participate generally in all employee benefit, welfare and other plans, practices, policies and programs and fringe benefits maintained by the Company from time to time on a basis no less favorable than those provided to other similarly-situated executives of the Company other than health benefits, which the Executive has agreed to procure on his own as part of this Agreement. Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time, in its sole discretion, and that such shall not be deemed to be a breach of this Agreement.

(e) Vacation. Executive shall be entitled to accrue four (4) weeks of paid vacation days per year in accordance with and subject to the terms of the Company’s vacation policy applicable to other executive officers of the Company, as it may be amended prospectively from time to time, ********.

Section 4.

(a) During Executive’s employment with the Company, the Company shall maintain the insurance it currently has with respect to (i) directors’ and officers’ liability, (ii) errors and omissions and (iii) general liability insurance providing coverage to Executive to the same extent as other senior executives and directors of the Company. Executive’s coverage under such insurance shall terminate upon Executive’s leaving of the Company’s employ for any reason.

(b) Other than as specifically provided for herein, all benefits shall cease upon Executive’s termination from employment with the Company for any reason.

Section 5. Stock Options.

As incentive to enter into and undertake employment pursuant to this Agreement:

(a) Initial Grant. Upon approval by the Board of the grant (the “Grant Date”), Executive shall receive non-qualified stock options (the “Options”), which shall vest over a three year period starting on the first anniversary of the Effective Date, with the Options exercisable for a term of seven (7) years following the date Options vest. The grant of Options shall provide the Executive a right to purchase shares of the Company’s common stock at an exercise price of ********. Executive shall vest Year One Options, Year Two Options and Year Three Options, provided that the continuous service of the Executive continues through and on the applicable vesting date. Additionally, on each anniversary of the Effective Date as part of Executive’s compensation package, Executive may be awarded additional Options and to the extent such Options are awarded, they shall vest only if the Executive continues to serve through and on the applicable vesting date.

(b) Registration. The Company agrees, at its expense, to register the shares of common stock into which the options granted under Section 5(a) above are exercisable under the Securities Act of 1933, to the extent the Company is eligible and required to do so on Form S-8.

(c) Sale of Shares. Executive agrees that he will not loan or pledge any securities of the Company owned by him or which he may accrue in the future through Options as collateral for any indebtedness.

Section 6. Compliance with Company Policy.

During Executive’s employment with the Company, Executive shall observe all Company rules, regulations, policies, procedures and practices in effect from time to time, including, without limitation, such policies and procedures as are contained in the Company policy and procedures manual, as may be amended or superseded from time to time.

Section 7. Termination of Employment.

Executive’s employment with the Company may be terminated during Term of this Agreement for any of the following reasons:

(a) By The Company For Cause.

At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or conduct by Executive that would reasonably be expected to result in material injury to the Company if he were retained in his position; (iii) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (iv) a breach by Executive of any of the provisions contained in Paragraph 7 of this Agreement; (v) a violation by Executive of the Company’s employment policies which has continued following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials. If the Company terminates the Executive for Cause, Executive shall have no right to severance payments by Company and any Options vested by Executive that have not been exercised as of the termination date and any Options not vested by Executive as of the termination date shall be forfeited.

(b) By The Company Without Cause.

At any time during the Period of Employment, the Company may terminate Executive’s employment hereunder without Cause.

(c) By The Executive For Good Reason.

At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (ii) a breach by the Company of any of its other material obligations under this Agreement, or (iii) a material change in the geographic location at which Executive must perform his services; provided that, a change in the employment of Executive to another affiliate of Company does not in and of itself constitute “Good Reason.” “Good Reason Process” shall mean that (A) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (B) Executive notifies the Company in writing of the occurrence of the Good Reason event within ninety (90) days of the occurrence of such event; (C) Executive cooperates in good faith with the Company’s efforts, for a period not less than sixty (60) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Company; (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to Executive; and (E) Executive terminates his employment no later than sixty (60) days after the end of the sixty (60) day cure period. If the Company cures the Good Reason event in a manner acceptable to Executive during the sixty (60) day period, Good Reason shall be deemed not to have occurred.

(d) Right to Severance.

In the event the Company terminates Executive’s employment Without Cause or the Executive appropriately terminates this Agreement for Good Reason as provided in Section 7(c):

(i) Three (3) months following entry into this Agreement, the Executive shall be entitled to severance pay equal to six months of Executive’s Base Salary, with the severance increasing by an amount equal to one month of Executive’s Base Salary pay for each complete year of employment starting on the first Anniversary of the Effective Date and continuing until the severance is equal to one year of Executive’s Base Salary at which time the severance pay shall be capped at one year of Executive’s Base Salary. For purposes of example only, if the Executive is terminated per the terms of this Section 7(d) one (1) year after the effective date, the severance shall be equal to seven (7) months of Executive’s Base Salary at that time and if the Executive is terminated per the terms of this Section 7(d) ten (10) years after the Effective Date, the severance shall be equal to twelve (12) months of Executive’s Base Salary at that time. Payment of the severance shall be on a monthly basis, with the severance payable in equal amounts in accordance with the Company’s payroll practices in effect from time to time;

(ii) Upon Termination, Executive shall have whatever rights he may then have, if any, to continued medical insurance coverage pursuant to the provisions of COBRA;

(iii) Certain Options issued to the Executive that have not then vested shall be forfeited in accordance with Section 5(c);

(iv) Any Options that Executive has vested, but not exercised as of the date of termination shall be exercised by the Executive within forty-five (45) days following termination or the Executive shall forfeit all rights to the non-executed vested Options; and

(v) Except as provided above in this Section 7(d), the Executive shall receive no further compensation or benefits of any kind other than any salary or benefits earned or accrued but unpaid as of that date.

Section 8. Survival of Obligations.

The obligations of the Executive as set forth in Sections 9 through 17 below shall survive the term of this Agreement and the termination of Executive’s employment hereunder regardless of the reason(s) therefor.

Section 10. Non-Competition and Conflicting Employment.

(a) During the term of this Agreement, the Executive shall not, directly or indirectly, either as an Executive, Employer, Employee, Consultant, Agent, Principal, Partner, Corporate Officer, Director, Shareholder, Member, Investor or in any other individual or representative capacity, engage or participate in any business or business related activity of any kind that is in competition in any manner whatever with the business of the Company or any business activity related to the business in which the Company is now involved or becomes involved during the Executive’s employment. For these purposes, the current business of the Company is biotechnology drug development and related business. The Executive also agrees that, during his employment with the Company, he will not engage in any other activities that materially conflict with his obligations to the Company.

(b) As a material inducement to the Company to continue the employment of the Executive, and in order to protect the Company’s Confidential Information and good will, the Executive agrees that:

(i) For a period of twelve (12) months following termination of the Executive’s employment with the Company or its affiliates for any reason, Executive will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company with which the Executive had any contact as a result of Executive’s employment with the Company; and

(ii) For a period of twelve (12) months after termination of Executive’s employment with the Company or its affiliates for any reason, Executive will not (A) render services directly or indirectly, as an Executive, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization.

(c) For purposes of this Section:

(i) “Competing Products” means any product, process, or service of any person or organization other than the Company, in existence or under development (a) which is identical to, substantially the same as, or an adequate substitute for any product, process or service of the Company in existence or under development, based on any patent or patent application (provisional or otherwise), or other intellectual property of the Company about which the Executive acquires Confidential Information, and (b) which is (or could reasonably be anticipated to be) marketed or distributed in such a manner and in such a geographic area as to actually compete with such product, process or service of the Company; and

(ii) “Competing Organization” means any person or organization, including the Executive, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.

(d) The parties agree that the Company is entitled to protection of its interests in these areas. The parties further agree that the limitations as to time, geographical area, and scope of activity to be restrained do not impose a greater restraint upon Executive than is necessary to protect the goodwill or other business interest of the Company. The parties further agree that in the event of a violation of this Covenant Not To Compete, that the Company shall be entitled to the recovery of damages from Executive and injunctive relief against Executive for the breach or violation or continued breach or violation of this Covenant. The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 9 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 9 shall remain in full force and effect. The Executive further agrees that if a court of competent jurisdiction determines that any provision of this Section 9 is invalid or against public policy, the remaining provisions of this Section 9 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

Section 10. Confidentiality.

(a) Executive recognizes and acknowledges that he will have access to certain information of members of the Company and that such information is confidential and constitutes valuable, special and unique property of such members of the Company. The parties agree that the

Company has a legitimate interest in protecting the Confidential Information, as defined below. The parties agree that the Company is entitled to protection of its interests in the Confidential Information. The Executive shall not at any time, either during his employment and for seven (7) years after the termination of his employment with the Company for any reason, or indefinitely to the extent the Confidential Information constitutes a trade secret under applicable law, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Company, its successors, assigns or nominees, any Confidential Information of any member of the Company (regardless of whether developed by the Executive) without the prior written consent of the Company. Executive acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to the Company as well as irreparable harm. The parties further agree that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that the Company shall be entitled to a recovery of damages from Executive and/or to obtain an injunction against Executive for the breach or violation, continued breach, threatened breach or violation of this covenant.

(b) As used herein, the term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, plans, financial and operating information, customers, supplier arrangements, contracts, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company’s obligations to such third parties and the policies established by the Company.

(c) As used herein, “Confidential Information” with respect to the Company means any Company proprietary information, technical data, trade secrets, know-how or other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or inspection or unintended view of parts, equipment, data, documents or the like, including, without limitation:

(i) Medical and drug research and testing results and information, research and development techniques, processes, methods, formulas, trade secrets, patents, patent applications, computer programs, software, electronic codes, mask works, inventions, machines, improvements, data, formats, projects and research projects;

(ii) Information about costs, profits, markets, sales, pricing, contracts and lists of customers, distributors and/or vendors and business, marketing and/or strategic plans;

(iii) Forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements as well as all business opportunities, conceived, designed, devised, developed, perfected or made by the Executive whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development; and

(iv) Executive personnel files and compensation information.

(d) Notwithstanding the foregoing, Confidential Information as defined in Sections 10(b) and (c) does not include any of the foregoing items which (i) has become publicly known or made generally available to the public through no wrongful act of Executive; (ii) has been disclosed to Executive by a third party having no duty to keep Company matter confidential; (iii) has been developed by Executive independently of employment with the company; (iv) has been disclosed by the Company to a third party without restriction on disclosure; (v) has been disclosed with the Company’s written consent, or (vi) the Company’s investors, shareholders and other capital sources.

(e) Executive hereby acknowledges and agrees that all Confidential Information shall at all times remain the property of the Company.

(f) Executive agrees that Executive will not improperly use or disclose any Confidential Information, proprietary information or trade secrets of any former employer or other person or entity or entity with which Executive has an agreement or duty to keep in confidence information acquired by Executive and that Executive will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(g) Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out Executive’s work for the Company consistent with Company’s agreement with such third party.

(h) Executive represents and warrants that from the time of the Executive’s first contact with the Company, Executive has held in strict confidence all Confidential Information and has not disclosed any Confidential Information directly or indirectly to anyone outside the Company, or used, copied, published or summarized any Confidential Information, except to the extent otherwise permitted under the terms of this Agreement.

(i) Executive will not disclose to the Company or use on its behalf any confidential information belonging to others and Executive will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

Section 11. Inventions.

(a) Attached hereto as Exhibit A is a list describing all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by Executive prior to Executive’s employment or first contact with Company (collectively referred to herein as “Prior Inventions”), (A) which belong to Executive,

(B) which relate to the Company’s current or contemplated business, products or research and development, and (C) which are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, the Executive represents that there are no such Prior Inventions. If in the course of Executive’s employment with the Company, the Executive incorporates or embodies into a Company product, service or process a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

(b) Executive agrees that Executive will promptly make full, written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and the Executive hereby assigns to the Company, or its designee, all of the Executive’s right, title and interest in and to any and all ideas, process, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which Executive may, on or after the Effective Date of this Agreement, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company (collectively referred to herein as “Intellectual Property Items”); and the Executive further agrees that the foregoing shall also apply to Intellectual Property Items which relate to the business of the Company or to the Company’s anticipated business as of the end of the Executive’s employment and which are conceived, developed or reduced to practice during a period of one year after the end of such employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of Executive’ employment and which are protectable by copyright are works made for hire as that term is defined in the United Stated Copyright Act.

(c) Executive agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by Executive (solely or jointly with others) during the term of Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

Section 12. Return of Company Property.

Executive agrees that, at any time upon request of the Company, and, in any event, at the time of leaving the Company’s employ, Executive will deliver to the Company (and will not keep originals or copies in Executive’s possession or deliver them to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, material, equipment or other documents or property, or reproduction of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors or assigns, whether prepared by the Executive or supplied to the Executive by the Company. Notwithstanding the foregoing, it is understood that names and contacts in the Executive’s address book acquired both prior to and during employment, including shareholders of the Company, will remain property of the Executive who will not be restricted from doing business with them subject to the limitations Sections 10 and 14 hereof and applicable law.

Section 13. Non-Solicitation.

Executive agrees that Executive shall not, during Executive’s employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of the Executive’s employment with the Company, for any reason, whether with or without cause, (i) either directly or indirectly solicit or take away, or attempt to solicit or take away executives of the Company, either for the Executive’s own business or for any other person or entity and/or (ii) either directly or indirectly recruit, solicit or otherwise induce or influence any investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

Section 14. Publications.

Executive agrees that Executive will, in advance of publication, provide the Company with copies of all writings and materials which Executive proposes to publish during the term of Executive’s employment and for twenty-four (24) months thereafter. Executive also agrees that Executive will, at the Company’s request and sole discretion, cause to be deleted from such writings and materials any information the Company believes discloses or will disclose Confidential Information. The Company’s good faith judgment in these matters will be final. The Executive will also, at the Company’ request and in its sole discretion, cause to be deleted any reference whatsoever to the Company from such writings and materials.

Section 15. Equitable Remedies.

Executive agrees that any damages awarded the Company for any breach of Sections 9 through 14 of this Agreement by Executive would be inadequate. Accordingly, in addition to any damages and other rights or remedies available to the Company, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction temporarily, preliminarily and permanently restraining and enjoining any such breach or threatened breach and to specific performance of any such provision of this Agreement. In the event that either party commences litigation against the other under this Agreement the prevailing party in said litigation shall be entitled to recover from the other all costs and expenses incurred to enforce the terms of this Agreement and/or recover damages for any breaches thereof, including without limitation reasonable attorneys’ fees.

Section 16. Representations and Warranties.

(a) Executive represents and warrants as follows that: (i) Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Executive’s undertaking a relationship with the Company; and (ii) Executive has not entered into, nor will Executive enter into, any agreement (whether oral or written) in conflict with this Agreement.

(b) The Company represents and warrants to the Executive that this Agreement and the Options grant have been duly authorized by the Company’s Board of Directors and are the valid and binding obligations of the Company, enforceable in accordance with their respective terms.

Section 17. Miscellaneous.

(a) Entire Agreement. This Agreement, the exhibit attached hereto, and the Options granted concurrently herewith under Section 5(a) hereof, contain the entire understanding of the parties and supersede all previous contracts, arrangements or understandings, express or implied, between the Executive and the Company with respect to the subject matter hereof or his engagement by the Company as Executive Chairman. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the attached exhibit.

(b) Section Headings. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(c) Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, the remainder of this Agreement shall be amended to provide the parties with the equivalent of the same rights and obligations as provided in the original provisions of this Agreement.

(d) No Oral Modification, Waiver Or Discharge. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Executive and such officer as may be designated by the Board of Directors of the Company to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f) Execution In Counterparts. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument. Facsimile transmissions, or electronic transmissions in .pdf format, of any executed original document and/or retransmission of any executed facsimile or .pdf transmission shall be deemed to be the same as the delivery of an executed original of this Agreement.

(g) Governing Law And Performance. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to its principles on conflicts of laws.

(h) Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Executive, the Executive’s heirs, executors and estate. The Executive may not assign Executive’s obligations under this Agreement.

(i) Notices. Any notices or other communications provided for hereunder may be made by hand, by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established by a party by written notice to the other party. Notice shall be considered accomplished on the date delivered, three days after being mailed or one day after deposit with the express courier, as applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement under seal as of the date and year first above written.

Company:	Executive:

Xenetic Bioscience Inc.,

By:
Scott Maguire	Henry Hoppe IV
Chief Executive Officer